EXHIBIT (A)(1)

                           EAST RIVER CAPITAL II, LLC

                      OFFER TO PURCHASE FOR CASH 2,435,943
                             UNITS OF CLASS A UNITS
                                       OF
              PROFESSIONAL LEASE MANAGEMENT INCOME FUND I, L.L.C.,
                                       AT
                                 $2.25 PER UNIT


    THE OFFER, WITHDRAWAL RIGHTS, AND PRORATION PERIOD WILL EXPIRE AT 12:00
     MIDNIGHT, EASTERN TIME ON JUNE 9, 2006, UNLESS THE OFFER IS EXTENDED.

         East River Capital II, LLC (the "PURCHASER") hereby seeks to acquire 2,435,943 units of Class A Units (the "UNITS") in Professional Lease Management Income Fund I, L.L.C. (the "FUND"). The manager of the Fund, PLM Financial Services, Inc. (the "Manager"), owns Class B Units in the Fund. James A. Coyne is the manager of the Purchaser and East River Capital LLC, a Delaware limited liability company, is the sole member of the Purchaser. East River LLC, a Delaware limited liability company managed by Mr. Coyne, is the manager of East River Capital LLC. The Purchaser is not affiliated with the Fund or the Manager. Mr. Coyne was the president and chief executive officer of the Manager until the Manager's parent company, PLM International, Inc., ("PII") sold the Manager to AMA CP Fund I Inc. ("AMA") on November 18, 2005. Mr. Coyne continues to act as the president of PII, which performs administrative services for the Fund as part of a transition services agreement entered into at the time of the sale. See Schedule I, which describes Mr. Coyne's prior relationships with the Fund.

         The Purchaser hereby offers to purchase 2,435,943 Units, equal to 49% of the outstanding Class A Units, at a purchase price equal to $2.25 per Unit, less the amount of any distributions declared or made with respect to the Units between May 10, 2006 (the "OFFER DATE") and June 9, 2006, or other date to which this offer may be extended (the "EXPIRATION DATE"), in cash, without interest (the "OFFER PRICE"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal, as each may be supplemented or amended from time to time (which together constitute the "OFFER"). As noted above, the Offer Price will be reduced for distributions made or declared prior to the Expiration Date. Any distributions made or declared after the Expiration Date will be assigned by tendering holders of Units to the Purchaser.

         According to the Annual Report on Form 10-KSB filed by the Fund for the fiscal year ended December 31, 2005, the Fund had 4,840 holders of record owning an aggregate of 4,971,311 Units. The Purchaser and its affiliates do not currently beneficially own, directly or indirectly, any Units. The Units subject to the Offer constitute approximately 49% of the outstanding Units. East River Capital LLC, the sole member of the Purchaser, agreed to contribute any amounts needed by the Purchaser to purchase the Units.

         Holders of the Units, referred to herein as "Unitholders," are urged to consider the following:

o Unitholders who tender their Units will give up the opportunity to participate in any future benefits from owning the Units, including potential future distributions by the Fund from property operations or dispositions.

o The Offer Price may be less than the total amount that the Unitholder may otherwise receive over the remaining term of the Fund.

o The Purchaser is making the Offer for investment purposes and intends to profit from the ownership of the Units. In establishing the purchase price of $2.25 per Unit, the Purchaser is motivated to establish the lowest price that Unitholders might accept that is also consistent with the Purchaser's objectives.

o The Units are not listed on an exchange or included for quotation on an inter-dealer quotation system. Although the Units may trade from time to time, there is no established market for the Units.

o The Purchaser estimates that the Fund could have an estimated liquidation value of approximately $5.96 per Unit. The Purchaser's estimate may not accurately reflect the value of the Units or the actual amounts received upon liquidation.

o The Fund will not terminate until December 31, 2010, unless terminated earlier upon the sale of all equipment or by certain other events. This Offer provides Unitholders the opportunity to liquidate their Units now, rather than waiting until the Fund is terminated.

o During 2005, the Fund's cash distributions declared and paid totaled $35.0 million ($7.05 per Unit) to the Unitholders, primarily as a result of significant asset sales. The Fund stated, "The Manager does not expect to make a cash distribution until the Fund has significant additional asset dispositions." (Form 10-KSB for the period ending December 31, 2005).

o Tendering Unitholders may reduce complexities and costs of preparing and filing your federal, state and local income tax returns resulting from an investment in the Units. Unitholders which are IRAs or other qualified plans, may have further complexity and potential tax liability resulting from the generation by the Fund of "unrelated business taxable income."

o On average, investors have received cash distributions of $19.66 per Unit which originally had a cost of $20 per Unit, therefore the Purchase Price combined with prior distributions may result in a profit to investors.

o The Purchaser may accept only a portion of the Units tendered by a Unitholder if a total of more than 2,435,943 Units are tendered. See
         Section 2--Acceptance for Payment and Payment for Units; Proration.

     THE OFFER TO PURCHASE IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF UNITS BEING TENDERED. IF MORE THAN 2,435,943 UNITS ARE VALIDLY TENDERED AND NOT WITHDRAWN, THE PURCHASER WILL ACCEPT FOR PURCHASE 2,435,943 UNITS FROM TENDERING UNITHOLDERS ON A PRO RATA BASIS, SUBJECT TO THE TERMS AND CONDITIONS HEREIN. A UNITHOLDER MAY TENDER ANY OR ALL UNITS OWNED BY THE UNITHOLDER.

         The Purchaser expressly reserves the right, in its sole discretion, at any time and from time to time, (1) to extend the period of time during which the Offer is open thereby delaying acceptance of, and payment for, any Units,
(2) upon the occurrence of any of the conditions specified in Section 12 of this Offer to Purchase, to terminate the Offer and not accept for payment any Units, and (3) to amend the Offer in any respect prior to the Expiration Date. Notice of any extension, termination, or amendment will be promptly disseminated to Unitholders in compliance with Rule l4d-4(c) under the Securities Exchange Act of 1934 (the "EXCHANGE Act"). If the Purchaser extends the Offer, then the Purchaser will issue a press release or public announcement no later than 9:00 a.m., eastern time, on the next business day after the scheduled Expiration Date, in accordance with Rule 14e-l(d) under the Exchange Act.

                                  May 10, 2006

                                    IMPORTANT

         Any Unitholder desiring to tender any or all of their Units should complete and sign the Letter of Transmittal (a copy of which is enclosed with this Offer to Purchase) in accordance with the instructions in the Letter of Transmittal and mail, deliver or telecopy the Letter of Transmittal and any other required documents to The Altman Group, Inc. (the "DEPOSITARY"), at the address or facsimile number set forth below.

                             The Altman Group, Inc.
                              1200 Wall Street West
                           Lyndhurst, New Jersey 07071
                            Telephone: (800) 581-3854
                            Facsimile: (201) 460-0050

Questions or requests for assistance or additional copies of this Offer to Purchase or the Letter of Transmittal may be directed to The Altman Group, Inc. at the toll-free number listed above.

         NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION OR ANY REPRESENTATION ON BEHALF OF THE PURCHASER OR TO PROVIDE ANY INFORMATION OTHER THAN AS CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL. NO RECOMMENDATION, INFORMATION OR REPRESENTATION MAY BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE PURCHASER.

         The Fund is required to file reports and other information with the Securities and Exchange Commission ("SEC") relating to the Fund's business, financial condition and other matters. These reports and other information are available on the SEC's electronic data gathering and retrieval (EDGAR) system, at its internet website, www.sec.gov, or may be inspected at the public reference facilities maintained by the SEC at 100 F Street, NE, Room 1580, Washington, D.C. 20549. Copies of these materials can be obtained from the Public Reference Room of the SEC in Washington, D.C. at prescribed rates.

         The Purchaser filed a tender offer statement on Schedule TO (including exhibits) with the SEC pursuant to Rule l4d-3 under the Exchange Act. This statement and any amendments thereto, including exhibits, may be inspected and copies may be obtained from the offices of the SEC in the manner specified above.

                                TABLE OF CONTENTS

SUMMARY TERM SHEET............................................................6

INTRODUCTION.................................................................10

TENDER OFFER.................................................................15

SECTION 1.        TERMS OF THE OFFER.........................................15

SECTION 2.        ACCEPTANCE FOR PAYMENT AND PAYMENT FOR UNITS; PRORATION....15

SECTION 3.        PROCEDURES FOR TENDERING UNITS.............................16

SECTION 4.        WITHDRAWAL RIGHTS..........................................17

SECTION 5.        EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENT.........18

SECTION 6.        MATERIAL FEDERAL INCOME TAX CONSEQUENCES...................19

SECTION 7.        EFFECTS OF THE OFFER.......................................21

SECTION 8.        FUTURE PLANS...............................................22

SECTION 9.        CERTAIN INFORMATION CONCERNING THE FUND....................23

SECTION 10.       CERTAIN INFORMATION CONCERNING THE PURCHASER...............24

SECTION 11.       SOURCE OF FUNDS............................................24

SECTION 12.       CONDITIONS OF THE OFFER....................................24

SECTION 13.       CERTAIN LEGAL MATTERS......................................26

SECTION 14.       FEES AND EXPENSES..........................................26

SECTION 15.       MISCELLANEOUS..............................................27

SCHEDULE I...................................................................28

                               SUMMARY TERM SHEET

         The Purchaser offers to purchase up to 2,435,943 Units for $2.25 per Unit in cash. The following are some of the questions that you, as a Unitholder of the Fund, may have and answers to those questions. The information in this summary is not complete, and the Purchaser urges you to carefully read the remainder of this Offer to Purchase and the accompanying Letter of Transmittal.

WHO IS OFFERING TO BUY MY SECURITIES?

The offer to purchase your Units is being made by East River Capital II, LLC. The Purchaser is a newly formed Delaware limited liability company organized solely for the purpose of this Offer. James A. Coyne is the manager of the Purchaser. Mr. Coyne was the chief executive officer of the Fund's Manager from 2001 until its sale to AMA CP Fund I Inc. on November 18, 2005. He continues to be the chief executive officer of PLM International, Inc., the former parent of the Manager. The Purchaser is not otherwise affiliated with the Fund or its Manager. See Section 10--Certain Information Concerning the Purchaser and
Schedule I for more information.

WHAT SECURITIES ARE SOUGHT IN THE OFFER?

The Purchaser seeks to purchase up to 2,435,943 Units of Class A Units, constituting approximately 49% of the outstanding Units. Two classes of membership interests exist: Class A and Class B. The Manager is the sole holder of the Class B membership interest. The Fund offered 5,000,000 Class A Units beginning in 1995. As of the fiscal year ended December 31, 2005, there were 4,971,311 Units outstanding among 4,840 Unitholders.

HOW MUCH ARE YOU OFFERING TO PAY AND WHAT IS THE FORM OF PAYMENT?

The Purchaser is offering to pay $2.25 per Unit, in cash, less the amount of any distributions declared or paid with respect to the Units between May 10, 2006 and the date the Offer expires. If you tender your Units in the Offer, you will not have to pay brokerage fees or similar expenses.

DO YOU HAVE THE FINANCIAL RESOURCES TO PAY FOR THE UNITS?

East River Capital LLC, the sole member of the Purchaser, agreed to contribute all monies (approximately $5.5 million) to purchase the Units.

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

You will have until 12:00 midnight, eastern time, on June 9, 2006, to decide whether to tender your Units in the Offer, unless otherwise extended.

WILL ALL THE UNITS TENDERED BE ACCEPTED BY THE PURCHASER?

If the number of Units validly tendered and not properly withdrawn on or prior to the Expiration Date is less than or equal to 2,435,943, the Purchaser will purchase all Units tendered and not withdrawn, upon the terms and subject to the conditions of the Offer. If more than 2,435,943 Units are tendered and not withdrawn, the Purchaser will accept 2,435,943 Units on a pro rata basis, according to the number of Units tendered, adjusted by rounding down to the nearest whole number of Units tendered by each Unitholder to avoid purchases of fractional Units, as appropriate. See Section 2--Acceptance for Payment and Payment for Units; Proration and Section 4--Withdrawal Rights.

CAN THE OFFER BE EXTENDED AND UNDER WHAT CIRCUMSTANCES?

The Purchaser has sole discretion to extend the Offer. See Section 5--Extension of Tender Period; Termination; Amendment.

HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

The Purchaser will make a public announcement of any extension no later than 9:00 a.m., eastern time, on the day after the day on which the Offer was scheduled to expire.

WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER?

The Purchaser is not obligated to purchase any Units if certain conditions occur, such as legal or government actions that would prohibit the purchase. Furthermore, the Purchaser is not obligated to purchase any Units that are validly tendered if, among other things, there is a material adverse change in the Fund or its business.

The transfer of Units is subject to the Manager's consent in its absolute discretion. According to the Fund's Fifth Amended and Restated Operating Agreement (the "OPERATING AGREEMENT"), the Purchaser must submit a transfer application in order to receive the Manager's written consent for the Purchaser to become a Class A member of the Fund. The Operating Agreement gives the Manager sole and absolute discretion to grant or withhold its consent. The Operating Agreement also provides that the Manager will generally permit transfers that will not jeopardize the Fund's tax status as a partnership.

Please see the discussion in Section 12--Conditions of the Offer for a description of all conditions.

WILL THE OFFER AFFECT THE FUND'S TAX STATUS AS A PARTNERSHIP?

Treasury Regulations promulgated pursuant to the Code include safe harbors that treat certain transactions as transactions that will not cause a partnership to be treated as a corporation for tax purposes. This Offer does not qualify under a safe harbor. Therefore, the Fund will be treated as an association taxable as a corporation if the partnership interests are readily tradable on an established securities market, a secondary market or the substantial equivalent of a secondary market. The Units are not listed on an exchange or included for quotation on an inter-dealer quotation system. Although the Units may trade from time to time, there is no established securities market or secondary market for the Units. The Purchaser does not expect that the Offer will create the substantial equivalent of a secondary market and thus will not affect the Fund's tax status as a partnership. See Section 6--Material Federal Income Tax Consequences.

WILL THE FUND CONTINUE AS A PUBLIC COMPANY?

According to the Annual Report on Form 10-KSB filed by the Fund for the fiscal year ended December 31, 2005, the Fund had 4,840 holders of record owning an aggregate of 4,971,311 Units. If the total number of Unitholders falls below 300, the Fund can elect to discontinue its status as a public reporting company. The Offer could result in the total number of Unitholders falling below 300. Although the Operating Agreement requires that all Unitholders be provided annual audited financial statements, quarterly interim financial statements, and timely reports providing other information regarding the operations and condition of the Fund, a change in the Fund's status as a public reporting company could reduce the information available to Unitholders.

WHEN WILL YOU PAY ME FOR THE UNITS I TENDER?

We will pay for all Units that we accept upon confirmation that the Manager consents to the transfer and accepts our transfer application.

HOW DO I TENDER MY UNITS?

To tender your Units, you must deliver a completed Letter of Transmittal to The Altman Group, Inc., 1200 Wall Street West, Lyndhurst, New Jersey 07071 (Telephone: (800) 581-3854), no later than the time the Offer expires.

UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED UNITS?

You can withdraw previously tendered Units at any time until the Offer expires. See Section 4--Withdrawal Rights.

HOW DO I WITHDRAW PREVIOUSLY TENDERED UNITS?

To withdraw Units, you must deliver a notice of withdrawal, in writing or by facsimile.

WHAT IS THE FUND'S POSITION ON THE OFFER?

The Manager is expected to respond with the Fund's position on the offer in the near future.

IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY UNITS?

Except as described herein, Units not tendered will not be affected.

WHAT ARE THE PURCHASER'S FUTURE INTENTIONS CONCERNING THE FUND?

The Purchaser does not intend to seek control of the Fund, including taking action in connection with the liquidation of the Fund or any extraordinary transaction concerning the Fund or its assets. The Purchaser reserves the right to exercise its rights as a member to vote on matters subject to a member vote, including any vote affecting the sale of the Fund's assets and the liquidation and dissolution of the Fund.

WHAT IS THE MARKET VALUE OF MY UNITS?

The Units do not have a readily ascertainable market value. According to the Fund, "There is no public market for units and none is likely to develop." (Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005). The Purchaser is aware of three secondary market transfers since the Fund declared and paid the $6.55 distribution in November 2005. For the purposes of determining its Offer Price, the Purchaser estimated that the Fund could have a liquidation value of approximately $5.96 per Unit, or higher. The Purchaser has not made an independent appraisal of the Units or the Fund's assets. Accordingly, the Purchaser cannot assure that this estimate accurately reflects the value of the Units or the amount that Unitholders may realize if the Fund was liquidated or sold.

TO WHOM CAN I TALK IF I HAVE QUESTIONS ABOUT THE TENDER OFFER?

You can call The Altman Group, Inc. at (800) 581-3854.

TO THE UNITHOLDERS OF PROFESSIONAL LEASE MANAGEMENT INCOME FUND I, L.L.C.:

                                  INTRODUCTION

         The Purchaser is offering to purchase 2,435,943 Units at a purchase price of $2.25 per Unit, less the amount of any distributions declared or paid with respect to the Units between the Offer Date and the Expiration Date, in cash, without interest, upon the terms and subject to the conditions set forth in the Offer. The Purchaser is unaware of any distributions declared or paid since November 2005. Unitholders who tender their Units will not be obligated to pay any transfer or other fees, expenses or commissions in connection with the tender of Units. The Purchaser will pay all costs, charges and expenses of the Depositary.

         For further information concerning the Purchaser, see Section 10 below and Schedule I. Neither the Purchaser nor the Depositary is affiliated with the Fund or the Fund's Manager. The address of the Fund's principal executive offices is 405 Lexington Avenue, 67th Floor, New York, New York 10174, and its phone number is (212) 682-3344. Unitholders are urged to consider the following factors:

o Unitholders who tender their Units will give up the opportunity to participate in any future benefits from owning the Units, including potential future distributions by the Fund from property operations or dispositions.

o The Offer Price may be less than the total amount that the Unitholder may otherwise receive over the remaining term of the Fund.

o The Purchaser is making the Offer for investment purposes and intends to profit from the ownership of the Units. In establishing the purchase price of $2.25 per Unit, the Purchaser is motivated to establish the lowest price that Unitholders might accept that is also consistent with the Purchaser's objectives.

o The Units are not listed on an exchange or included for quotation on an inter-dealer quotation system. Although the Units may trade from time to time, there is no established market for the Units.

o The Purchaser estimates that the Fund could have an estimated liquidation value of approximately $5.96 per Unit. The Purchaser's estimate may not accurately reflect the value of the Units or the actual amounts received upon liquidation.

o The Fund will not terminate until December 31, 2010, unless terminated earlier upon the sale of all equipment or by certain other events. This Offer provides Unitholders the opportunity to liquidate their Units now, rather than waiting until the Fund is terminated.

o During 2005, the Fund's cash distributions declared and paid totaled $35.0 million ($7.05 per Unit) to the Unitholders, primarily as a result of significant asset sales. The Fund stated, "The Manager does not expect to make a cash distribution until the Fund has significant additional asset dispositions." (Form 10-KSB for the period ending December 31, 2005).

o Tendering Unitholders may reduce complexities and costs of preparing and filing your federal, state and local income tax returns resulting from an investment in the Units. Unitholders which are IRAs or other qualified plans, may have further complexity and potential tax liability resulting from the generation by the Fund of "unrelated business taxable income."

o On average, investors have received cash distributions of $19.66 per Unit which originally had a cost of $20 per Unit, therefore the Purchase Price combined with prior distributions may result in a profit to investors.

o The Purchaser may accept only a portion of the Units tendered by a Unitholder if a total of more than 2,435,943 Units are tendered. See
         Section 2--Acceptance for Payment and Payment for Units; Proration.

THE OFFER PRICE

         The Purchaser established the Offer Price by analyzing a number of quantitative and qualitative factors, including: (1) the lack of an established secondary market for the Units; (2) the Purchaser's estimate of the liquidation value of the Fund's assets; (3) the anticipated period of time before the Purchaser would receive distributions on the Units; and (4) the Purchaser's required rate of return on its investment in Units. The Purchaser also considered the capital returned via a significant cash distribution made to Unitholders following the sale of the Fund's rail portfolio in November 2005, which averaged $6.55 per Unit.

         The lack of an established secondary market for the Units means that Unitholders have limited alternatives if they seek to sell their Units. Also, the lack of an established secondary market makes it more difficult to value the Units. In establishing the Offer Price, the Purchaser reviewed trading in the Units as reported in THE DIRECT INVESTMENTS SPECTRUM, which reported two sales of Units at prices equal to $1.65 and $2.85 per Unit during December 2005 and January 2006 with a weighted average Unit price of $2.18. Prior to the distribution of $6.55 per Unit paid in November 2005, THE DIRECT INVESTMENTS SPECTRUM reported sales of Units at $4.00 to $6.71 per Unit. The AMERICAN PARTNERSHIP BOARD, another independent third-party source, reported one sale during the first quarter of 2006 at $2.00 per Unit. The AMERICAN PARTNERSHIP BOARD reported sales of Units at $4.20 to $5.77 per Unit in the third quarter of 2005, and $5.65 to $7.76 in the fourth quarter of 2005. The Purchaser assumes that the fourth quarter sales were priced before the $6.55 distribution. The information published by these independent sources is believed to be the product of their private market research and does not constitute the comprehensive transaction reporting of a securities exchange. Accordingly, the Purchaser does not know whether the foregoing information is accurate or complete. The Purchaser is unaware of any other recent trading prices.

         The Purchaser also considered the value of the Fund's underlying assets, noting, however, that the Fund is not required to terminate until December 31, 2010. Thus, the Purchaser will be required to hold the Units for some period of time during which the Purchaser may not receive any distributions thereon. As the Fund stated in its annual report on Form 10-KSB for the period ended December 31, 2005, "The Manager does not expect to make a cash distribution until the Fund has significant additional asset dispositions." As described below,

Mr. Coyne, the manager of the Purchaser, was the chief executive officer of the Fund's Manager from 2001 until the Fund's parent company, PLM International, Inc. ("PII"), sold the Manager to AMA CP Fund I Inc. ("AMA") on November 18, 2005. Mr. Coyne continues to be the chief executive officer of PII. PII provides administrative services to the Fund under a transition services agreement entered into at the time of the sale of the Manager. These administrative services include: coordination of tax preparation and reporting; data processing; accounting services; records retention; coordination of audit; treasury and cash management services; and coordination of insurance renewals. Mr. Coyne has, from time to time, advised the Manager on aircraft issues. As a result of the services that PII provides to the Manager and the Fund, Mr. Coyne may have access to certain information of the Fund not available to the public. AMA and its affiliates have no interest in, and are not affiliated with, the Purchaser. See Schedule I for more information.

         In determining the estimated value of the Units, the Purchaser estimated the liquidation value of the Fund's assets and the cost that would be incurred if it were liquidated immediately. At the time Mr. Coyne was the chief executive officer of the Manager, he estimated the undiscounted liquidation value of the Fund's shipping vessel, containers and aircraft as of September 30, 2005 to be approximately $42.4 million. He arrived at these figures by considering both potential future cash flow from operations in addition to a residual value, taking into account market conditions at that time, but excluding fund expenses, such as management fees prior to sale, costs to dispose of the assets, administrative costs and costs to liquidate the Fund. He also assumed that the Fund's shipping vessel remained in the "spot market." The Purchaser also considered residual estimates contained in an eighteen month projection prepared for AMA that the Manager made in August 2005 estimating projected sale values or these assets at approximately $32.8 million assuming a sale as of December 31, 2006. This projection showed that these sale prices, plus working capital and estimated operating cash flow during the period ended December 31, 2006 of approximately $13.3 million, would result in cash distributions of $7.05 after subtracting the $6.55 distribution.

         As reported by the Fund in its most recent annual report on Form 10-KSB, the shipping vessel is no longer in the spot market. The 10-KSB states, "In January 2006, the Fund's owned marine vessel was leased on a sales-type lease with a five year lease term. Total principal and interest payments under this lease will aggregate $25.7 million which are payable over the term of the lease. Such payments include interest payments of $7.7 million. This transaction resulted in a gain on sale of approximately $13.8 million which will be reflected in the Fund's first quarter 2006 financial statements." The Purchaser assumes that the implicit sale price is $18.0 million because $7.7 million of the $25.7 million payments are interest, and that 5% of this amount, or $900,000, will be used to pay management fees. To account for the management fees, lack of liquidity and to discount the value since the lease payments can be made until 2010, for purposes of determining the Offer Price, the Purchaser estimated the value of the shipping vessel at approximately $17.0 million. Based on current market conditions, the Purchaser estimated the value of the containers at approximately $16.5 million and the aircraft at approximately $2.25 million (collectively, the "ESTIMATED NET SALES VALUE").

         To determine the estimated liquidation value of the Fund's assets, the Purchaser subtracted from the Estimated Net Sales Value of the Fund's transportation equipment the estimated selling costs and costs to wind up the Fund, added cash and accounts receivable as reported in the Fund's most recent annual report on Form 10-KSB, and then subtracted liabilities. In order to estimate the value of the Units, the Purchaser considered that the Unitholders receive 75% of cash distributed (the Class B Unitholder receives the remaining 25%). The resulting estimated liquidation value of the Fund's assets per Unit was approximately $5.96 per Unit. The Purchaser emphasizes that it calculated this value solely for purposes of establishing an Offer Price. There can be no assurance as to the actual liquidation value of Fund assets or as to the amount or timing of distributions of liquidation proceeds the Unitholders may receive. The Fund has not announced any pending offer to purchase its assets. Accordingly, there can be no assurance as to the availability or timing of any liquidation proceeds. Below is a table illustrating the Purchaser's estimate of the Offer Price:

Gross valuation of the Fund's transportation equipment              $35,750,000
         Less:  Selling Costs at 2.5%                                $(893,750)
         Less:  Liquidation Costs                                    $(700,000)
         Add:  Cash and Receivables                                  $6,653,000
         Less:  Liabilities                                        $(1,298,000)
                                                                   ------------
Estimated net valuation of the Fund                                 $39,511,250
Percentage of estimated net valuation allocated to Unitholders based upon Class
         A Unitholder participation                                         75%
Estimated net valuation of units                                    $29,633,438
Total number of units                                                 4,971,311
Estimated valuation per unit                                              $5.96

         The Offer Price represents the price at which the Purchaser is willing to purchase Units. The Purchaser arrived at the $2.25 Offer Price by discounting its estimate of liquidation value taking account of the lack of liquidity, the volatility associated with the remaining assets, and the uncertainty of the timing of liquidation. The Purchaser applied a discount to take account of the time value of money and its return requirements. The Purchaser did not retain an independent person to evaluate or render any opinion with respect to the fairness of the Offer Price and neither the Purchaser nor any of its affiliates makes any representations as to the fairness. Other measures of the value of the Units may be relevant to Unitholders. Unitholders are urged to consider carefully all of the information contained herein and consult with their own advisers, tax, financial or otherwise, in evaluating the terms of the Offer before deciding whether to tender Units.

         The Offer is not made with any current view toward, or plan or purpose of, acquiring Units in a series of successive and periodic offers. Nevertheless, the Purchaser reserves the right to gauge the response to this Offer and may consider future offers. Factors affecting the Purchaser's future interest in acquiring additional Units include, but are not limited to, the number of Units purchased in this Offer, the availability of capital for investment by the Purchaser, the performance of each piece of equipment, the development of any public market in the Units or actions by unrelated parties to tender for or purchase Units, the status of and changes and trends in the Fund's operations, announcement of pending property sales and the proposed terms of sales, and local and international transportation and financial market developments and trends.

GENERAL BACKGROUND INFORMATION

         Certain information contained in this Offer to Purchase which relates to, or represents, statements made by the Fund or the Manager has been derived from information provided in reports filed by the Fund with the SEC.

         Tendering Unitholders are not obligated to pay transfer fees, brokerage fees, or commissions on the sale of the Units to the Purchaser. The Purchaser will pay all charges and expenses incurred in connection with the Offer. If the number of Units validly tendered and not properly withdrawn on or prior to the Expiration Date is less than or equal to 2,435,943, the Purchaser will purchase all Units tendered, upon the terms and subject to the conditions of the Offer. However, if more than 2,435,943 Units are tendered and not withdrawn, the Purchaser will accept and pay Units on a pro rata basis, adjusted by rounding down to the nearest whole number of Units tendered by each Unitholder to avoid purchases of fractional Units, as appropriate. See Section 2--Acceptance for Payment and Payment for Units; Proration and Section 4--Withdrawal Rights.

         If, prior to the Expiration Date, the Purchaser increases the Offer Price, the Purchaser will pay the increased Offer price for all Units that are purchased pursuant to the Offer, whether or not the Units were tendered prior to the increase.

         Unitholders are urged to read this Offer to Purchase and the accompanying Letter of Transmittal carefully before deciding whether to tender their Units.

                                  TENDER OFFER

         SECTION 1. TERMS OF THE OFFER. Upon the terms and subject to the conditions of the Offer, the Purchaser will accept for and pay for Units validly tendered on or prior to the Expiration Date and not withdrawn in accordance with
Section 4 of this Offer to Purchase. The term "EXPIRATION DATE" means 12:00 midnight, eastern time, on June 9, 2006, unless and until the Purchaser extends the period of time for which the Offer is open, in which event the term "EXPIRATION DATE" will mean the latest time and date on which the Offer, as extended by the Purchaser, will expire.

         The Offer is subject to certain conditions being satisfied. See Section 12, which describes the conditions of the Offer. The Purchaser reserves the right (but is not obligated), in its sole discretion and for any reason, to waive any or all of these conditions. If, by the Expiration Date, any or all of the conditions have not been satisfied or waived, the Purchaser reserves the right (but is not obligated) to: (1) decline to purchase any of the Units tendered, terminate the Offer and return all tendered Units to tendering Unitholders; (2) waive all the unsatisfied conditions and, subject to complying with applicable rules and regulations of the SEC, purchase all Units validly tendered; (3) extend the Offer and, subject to the Unitholder's right to withdraw Units until the Expiration Date, retain the Units that have been tendered during the period or periods for which the Offer is extended; or (4) amend the Offer. Notwithstanding the foregoing, upon the expiration of the Offer, if all conditions are either satisfied or waived, the Purchaser will promptly pay for all validly tendered Units upon confirmation that the Manager approve the transfer.

         SECTION 2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR UNITS; PRORATION. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), the Purchaser will accept and pay for Units validly tendered and not withdrawn in accordance with Section 4, in accordance with the provisions described herein.

         The Purchaser desires to purchase up to 2,435,943 Units. If the number of Units validly tendered and not properly withdrawn on or prior to the Expiration Date is less than or equal to 2,435,943, the Purchaser will purchase, subject to the conditions in Section 12, all Units tendered and not withdrawn, upon the terms of the Offer. However, if more than 2,435,943 Units are tendered and not withdrawn, the Purchaser will accept Units on a pro rata basis according to the number of Units tendered, adjusted by rounding down to the nearest whole number of Units tendered by each Unitholder to avoid purchases of fractional Units, as appropriate.

         In the event that proration is required, because of the difficulty of immediately determining the precise number of Units to be accepted, the Purchaser will announce the final results as soon as practicable, but in no event later than five business days following the Expiration Date. The Purchaser will not pay for any Units tendered until after it determines the final proration factor.

         For purposes of the Offer, the Purchaser will be deemed to have accepted for payment (and thereby purchased) tendered Units when, as and if the Purchaser gives oral or written notice of acceptance of the Units. Upon the terms and subject to the conditions of the Offer, payment for Units purchased pursuant to the Offer will in all cases be made by deposit of the Offer Price with the Depositary, which will act as agent for the tendering Unitholders for the purpose of receiving payment from the Purchaser and transmitting payment to tendering Unitholders. Interest will not be paid on the Offer Price, even if payment is delayed.

         If any tendered Units are not purchased for any reason (other than due to proration as described above), the Letter of Transmittal with respect to the Units not purchased will be of no force or effect. If, for any reason whatsoever, acceptance for payment of, or payment for, any Units tendered pursuant to the Offer is delayed or the Purchaser is unable to accept for payment, purchase or pay for Units tendered pursuant to the Offer, then, without prejudice to the Purchaser's rights under Section 12, the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Units and these Units may not be withdrawn (but subject to compliance with Rule l4e-1(c) under the Exchange Act, which requires that the Purchaser pay the consideration offered or return the Units deposited by or on behalf of the Unitholder promptly after the termination or withdrawal of a tender offer), except to the extent that the tendering Unitholders are entitled to withdrawal rights as described in Section 4.

         If, prior to the Expiration Date, the Purchaser increases the consideration offered to Unitholders pursuant to the Offer, the increased consideration will be paid for all Units accepted for payment pursuant to the Offer, whether or not the Units were tendered prior to the increase.

         SECTION 3. PROCEDURES FOR TENDERING UNITS.

         VALID TENDER. For Units to be validly tendered, a properly completed and duly executed Letter of Transmittal (a copy of which is enclosed with this Offer to Purchase) with any other documents required by the Letter of Transmittal must be received by the Depositary at its address set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date. A Unitholder may tender any or all Units owned by the Unitholder. In order for a tendering Unitholder to participate in the Offer, Units must be validly tendered and not withdrawn prior to the Expiration Date.

         The method of delivery of the Letter of Transmittal and all other required documents is at the option and risk of the tendering Unitholder and delivery will be deemed made only when actually received by the Depositary.

         BACKUP FEDERAL INCOME TAX WITHHOLDING. To prevent the possible application of 28% backup federal income tax withholding with respect to payment of the Offer Price for Units purchased pursuant to the Offer, a tendering Unitholder must provide the Depositary with the Unitholder's correct taxpayer identification number and make certain certifications that the Unitholder is not subject to backup federal income tax withholding. Each tendering Unitholder must provide in the Letter of Transmittal the Unitholder's taxpayer identification number or social security number in the space provided on the front of the Letter of Transmittal. The Letter of Transmittal also includes a substitute Form W-9, which contains the certifications referred to above (the Instructions to the Letter of Transmittal).

         OTHER REQUIREMENTS. By executing a Letter of Transmittal as set forth above, a tendering Unitholder irrevocably appoints the designees of the Purchaser as the Unitholder's proxy, in the manner set forth in the Letter of Transmittal, with full power of substitution, to the full extent of the Unitholder's rights with respect to the Units tendered by the Unitholder and accepted for payment by the Purchaser. This appointment will be effective when, and only to the extent that, the Purchaser accepts the Units for payment. Upon the acceptance for payment, all prior proxies given by the Unitholder with respect to the Units will, without further action, be revoked. The designees of the Purchaser will, with respect to the Units, be empowered to exercise all voting and other rights of the Unitholder as they in their sole discretion may deem proper at any meeting of Unitholders, by written consent or otherwise. In addition, by executing a Letter of Transmittal, a Unitholder also assigns to the Purchaser all of the Unitholder's rights to receive distributions from the Fund with respect to Units that are accepted for payment and purchased pursuant to the Offer, other than those distributions declared or paid during the period commencing on the Offer Date and terminating on the Expiration Date.

         DETERMINATION OF VALIDITY; REJECTION OF UNITS; WAIVER OF DEFECTS; NO OBLIGATION TO GIVE NOTICE OF DEFECTS. The Purchaser, in its sole discretion, will determine all questions as to the validity, form, eligibility (including time of receipt), and acceptance for payment of any tender of Units pursuant to the procedures described above. This determination will be final and binding. The Purchaser reserves the absolute right to reject any or all tenders if not in proper form or if the acceptance of, or payment for, the Units tendered may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the right to waive any defect or irregularity in any tender with respect to any particular Units of any particular Unitholder, and the Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Instructions thereto) will be final and binding. The Purchaser, the Depositary, or any other person will not be under any duty to give notification of any defects or irregularities in the tender of any Units or will incur any liability for failure to give notification.

         A tender of Units pursuant to any of the procedures described above will constitute a binding agreement between the tendering Unitholder and the Purchaser upon the terms and subject to the conditions of the Offer, including the tendering Unitholder's representation and warranty that (1) the Unitholder owns the Units being tendered within the meaning of Rule 14e-4 under the Exchange Act and (2) the tender of the Units complies with Rule l4e-4. Rule 14e-4 requires, in general, that a tendering security holder actually be able to deliver the security subject to the tender offer, and is of concern particularly to any Unitholders who have granted options to sell or purchase the Units, hold option rights to acquire these securities, maintain "short" positions in the Units (i.e., have borrowed the Units) or have loaned the Units to a short seller. Because transferability of the Units is limited, the Purchaser believes it is unlikely that any option trading or short selling activity exists with respect to the Units. In any event, a Unitholder will be deemed to tender Units in compliance with Rule l4e-4 and the Offer if the holder is the record owner of the Units and the holder (a) delivers the Units pursuant to the terms of the Offer, (b) causes delivery to be made, (c) guarantees delivery, (d) causes a guaranty of delivery, or (e) uses any other method permitted in the Offer (such as facsimile delivery of the Transmittal Letter).

         SECTION 4. WITHDRAWAL RIGHTS. Except as otherwise provided in this
Section 4, all Units tendered pursuant to the Offer are irrevocable, provided that the Units may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment as provided in this Offer to Purchase, may also be withdrawn at any time on or after July 10, 2006.

         For an effective withdrawal, the Unitholder must submit a written or facsimile transmission notice of withdrawal so that the Depositary receives the notice at the address or the facsimile number set forth in the attached Letter of Transmittal before the Expiration Date. Any notice of withdrawal must specify the name of the person who tendered the Units to be withdrawn and must be signed by the person(s) who signed the Letter of Transmittal in the same manner that the Letter of Transmittal was signed.

         If purchase of, or payment for, Units is delayed for any reason or if the Purchaser is unable to purchase or pay for Units for any reason, then, without prejudice to the Purchaser's rights under the Offer, tendered Units may be retained by the Depositary on behalf of the Purchaser and may not be withdrawn except to the extent that tendering Unitholders are entitled to withdrawal rights as set forth in this Section 4, subject to Rule 14e-l(c) under the Exchange Act, which provides that no person who makes a tender offer shall fail to pay the consideration offered or return the securities deposited by or on behalf of security holders promptly after the termination or withdrawal of the tender offer.

         All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, which determination shall be final and binding. Neither the Purchaser, nor the Depositary, nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give notification.

         Any Units properly withdrawn will be deemed not to be validly tendered for purposes of the Offer. Withdrawn Units may be re-tendered, however, by following the procedures described in Section 3 at any time prior to the Expiration Date.

         SECTION 5. EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENT. The Purchaser may, in its sole discretion, at any time and from time to time, (1) extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Units by giving oral or written notice of the extension to the Depositary, (2) upon the occurrence or failure to occur of any of the conditions specified in Section 12, to terminate the Offer and not accept for payment any Units by giving oral or written notice of termination to the Depositary, and (3) to amend the Offer in any respect (including, without limitation, by increasing or decreasing the Offer Price or the number of Units being sought in the Offer or both) by giving oral or written notice of the amendment to the Depositary prior to the Expiration Date. Any extension, termination, or amendment will be followed as promptly as practicable by public announcement issued no later than 9:00 a.m. eastern time, on the business day immediately following the previously scheduled Expiration Date. Except as provided by applicable law, the Purchaser will not have any obligation to publish, advertise, or otherwise communicate any public announcement, other than by issuing a press release.

         If the Purchaser extends the Offer, or if the Purchaser fails to timely pay for the Units, then, subject to Rule 14e-1 and under the Exchange Act, without prejudice to the Purchaser's rights under the Offer, the Depositary may retain tendered Units on behalf of the Purchaser not otherwise withdrawn as described in Section 4.

         If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, the Purchaser will extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-l under the Exchange Act. The minimum period during which an offer must remain open following a material change in the terms of the offer or information concerning the offer, other then a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the change in the terms or information with respect to a change in price or a change in percentage of securities sought (other then an increase of not more than 2% of the securities sought). A minimum ten business day period is generally required to allow for adequate dissemination to security holders and for investor response. As used in this Offer to Purchase, "business day" means any day other than a Saturday, Sunday or a federal holiday, and consists of the time period from 12:01 am, through 12:00 midnight, eastern time. Any material change in the terms of the Offer will be published, sent or given to you in a manner reasonably designed to inform you of the change. In most cases, we will mail you supplemental materials.

         SECTION 6. MATERIAL FEDERAL INCOME TAX CONSEQUENCES. THE DISCUSSION SET FORTH BELOW DOES NOT PURPORT TO ADDRESS ALL OF THE POTENTIAL TAX EFFECTS THAT MAY BE RELEVANT TO A PARTICULAR UNITHOLDER. This discussion is limited to federal income tax laws and does not address the effect of foreign, state, local or other tax law. Certain Unitholders (including trusts, foreign persons, tax-exempt organizations or corporations subject to special rules, such as life insurance companies or S corporations) may be subject to special rules not discussed below. This discussion is based on the Internal Revenue Code of 1986, as amended (the "CODE"), existing regulations, court decisions and Internal Revenue Service ("IRS") rulings and other pronouncements.

         EACH UNITHOLDER TENDERING UNITS SHOULD CONSULT THE UNITHOLDER'S OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES OF ACCEPTING THE OFFER, INCLUDING THE APPLICATION OF THE ALTERNATIVE MINIMUM TAX AND OTHER FEDERAL, FOREIGN, STATE AND LOCAL TAX LAWS.

         The following discussion is based on the assumption that the Fund is treated as a partnership for federal income tax purposes and is not a "publicly traded partnership" as that term is defined in the Code. Certain partnerships are classified as "publicly traded partnerships" and, subject to certain exceptions, are taxed as corporations for federal income tax purposes. A partnership is a publicly traded partnership if the partnership interests are traded on an established securities market or readily tradable on a secondary market or the substantial equivalent of a secondary market. The Units are not traded on an established securities market. A partnership interest will be treated as traded on a secondary market or the substantial equivalent of a secondary market if, taking into account all of the facts and circumstances, the partners are readily able to buy, sell or exchange their partnership interests in a manner that is comparable, economically, to trading on an established securities market. The Purchaser believes that the Units are not traded on a secondary market or the substantial equivalent of a secondary market because prospective buyers and sellers have not had the opportunity to buy, sell or exchange their Units in a time frame and with regularity and continuity that would be comparable to a publicly available means of transfer.

         Treatment of the Fund as a "publicly traded partnership" otherwise would have material adverse tax consequences for Unitholders. For example, the Fund would be regarded as having transferred all of its assets, subject to all of its liabilities, to a newly-formed corporation in exchange for stock which would be deemed distributed to the Unitholders in liquidation of their interests in the Fund. Further, special rules under Code Section 469 would govern the treatment of the Fund's income and loss.

         Treasury Regulations promulgated pursuant to Section 7704 of the Code contain certain safe harbor provisions under which certain transactions will not cause a partnership to become a publicly traded partnership treated as an association taxable as a corporation. The Offer does not qualify for any of these safe harbors. Nevertheless, the Purchaser does not expect the Offer to cause the Fund to become a publicly traded partnership because this isolated transaction should not create a secondary market or the substantial equivalent of a secondary market. The IRS, however, may view the Offer as creating a "readily traded" secondary market for the Units. According to the Fund's Operating Agreement, the Manager must give its consent to the transfer of Units and will generally permit the transfer of Units if the Manager believes that the transfer will not affect the Fund's tax status as a partnership.

         GAIN OR LOSS. Unitholders will generally recognize a gain or loss on the sale of the Unitholder's Units in an amount equal to the difference between
(1) the amount realized by the Unitholder on the sale and (2) the Unitholder's adjusted tax basis in the Units. The amount realized by a Unitholder will include the Unitholder's share of the Fund's liabilities, if any, as determined under Code Section 752 and the regulations thereunder. A Unitholder's adjusted tax basis in his or her Units will depend upon individual circumstances.

         If any portion of the amount realized by a Unitholder is attributable to the Unitholder's share of "unrealized receivables" or "substantially appreciated inventory items," as defined in Code Section 751, a corresponding portion of the Unitholder's gain or loss will be treated as ordinary gain or loss. Further, the provisions Code Section 751 governing the allocation of basis may result in a Unitholder recognizing ordinary income with respect to the portion of the amount realized that is attributable to these items.

         Unitholders that are exempt from tax, with limited exceptions, generally will not recognize unrelated trade or business income upon the sale of Units pursuant to the Offer.

         FUND ALLOCATIONS IN YEAR OF SALE. Holders whose Units are accepted by the Purchaser will be allocated a pro rata share of the Fund's income and loss in the year of sale, even though the Unitholder will assign to the Purchaser their rights to receive certain cash distributions with respect to the Units. These allocations and any Fund distributions for the period would affect a Unitholder's adjusted tax basis in the tendered Units and, therefore, the amount of gain or loss recognized by the Unitholder on the sale of the Units.

         TERMINATION OF THE FUND. Under the Code, if 50% or more of the capital and profits interests in a partnership are sold or exchanged within a single 12-month period, the partnership may terminate for federal income tax purposes. If the Offer is completed, the Fund could terminate for federal income tax purposes. If the Fund is terminated, certain Unitholders may be required to recognize more than one year's worth of Fund tax items in one tax return, thus accelerating by a fraction of a year the effects from these items.

         SUSPENDED "PASSIVE ACTIVITY LOSSES." A Unitholder who sells all of the Unitholder's Units would be able to deduct "suspended" passive activity losses from the Fund, if any, in the year of sale free of the passive activity loss limitation. The Unitholder would be able to use any "suspended" passive activity losses first against gain, if any, on sale of the Units and then against income from any other source.

         SECTION 7. EFFECTS OF THE OFFER.

         LIMITATIONS ON RESALES. The Purchaser does not believe the provisions of the Operating Agreement should restrict transfers of Units tendered in the Offer so long as no more than 50% are transferred in any twelve month period. Further, the Offer is subject to the Manager consenting to the transfer of Units.

         Under the terms of the Letter of Transmittal, the Purchaser will take a power of attorney over your Units that will permit the Purchaser to change the address to which distributions are sent. The Purchaser will wait to transfer the Units tendered until the Fund can effect the transfer of record title in accordance with the Operating Agreement.

         EFFECT ON TRADING MARKET. The Units are not listed on an exchange or included for quotation on an inter-dealer quotation system. Although the Units may trade from time to time, there is no established market for the Units.

         INFLUENCE OVER FUND MATTERS. If the Purchaser acquires a significant number of the Units, the Purchaser will be able to exert significant influence over matters that are put to a vote of Unitholders. Under the Fund's Operating Agreement, Unitholders are granted the right to vote on:

         (a)      with the concurrence of all the Class B members:

                  (i) execution or delivery of any assignment for the benefit of the creditors of the Fund;

                  (ii) except as otherwise provided in the Operating Agreement, approval of the sale, transfer, encumbrance, assignment or other disposition by the Manager of its interest as a manager in the Fund or by any Class B member of all or any portion of its Class B Units; and

                  (iii) release, assignment or transfer of a Fund claim or other asset without full and adequate consideration, and for this purpose, any good faith settlement by the Manager will be deemed to be for full and adequate consideration.

         (b)      without the concurrence of the Class B members:

                  (i)      removal of the Manager;

                  (ii) election of a successor or additional manager and the taking of certain other actions permitted by the Operating Agreement;

                  (iii)    termination and dissolution of the Fund;

                  (iv)     amendment of the Operating Agreement;

                  (v) termination, on 60 days' prior written notice, of contracts for services or goods between the Fund and a Manager or any of its affiliates; and

                  (vi) sale of all or substantially all of the Fund's assets in a single sale, or in multiple sales in the same twelve-month period, except in the orderly liquidation and winding up of the business of the Fund in anticipation of its termination and dissolution.

Approval of these matters generally requires the affirmative vote of a majority of the Unitholders. As a significant holder of Units, the Purchaser may take, or refrain from taking, actions that are in its best interests but not necessarily in the best interests of the remaining Unitholders.

         OTHER POTENTIAL EFFECTS. The Units are registered under the Exchange Act, which requires, among other things that the Fund furnish certain information to its Unitholders and to the SEC and comply with the SEC's proxy rules in connection with meetings of, and solicitation of consents from, Unitholders. Registration and reporting requirements could be terminated by the Fund if the number of record holders falls below 300, or below 500 if the Fund's total assets are below $10 million for three consecutive preceding fiscal years. The Fund reported a total of 4,840 holders of Units as of its most recent fiscal year end. The Offer could, however, result in the total number of Unitholders falling below 300. While the Operating Agreement requires that all Unitholders be provided annual audited financial statements, quarterly interim financial statements and timely reports providing other information regarding the operation and condition of the Fund, a change in the Fund's status as a public reporting entity could reduce the information available to Unitholders about the Fund in the event the information required by the Fund's Operating Agreement is not as extensive as that provided in reports required to be filed by entities required to report under SEC rules.

         SECTION 8. FUTURE PURCHASES. The Purchaser, or entities affiliated with the Purchaser, may, in the future, acquire additional Units through private purchases, one or more future tender offers or by any other means permitted by applicable law. Future purchases may be at prices higher or lower than the Offer Price. The Purchaser does not presently intend to acquire Units in a series of successive or periodic offers, but reserves the right to do so if the Offer is not fully subscribed. Factors affecting the Purchaser's future interest in acquiring additional Units include, but are not limited to, the number of Units acquired in this Offer, the amount of capital available to the Purchaser, performance of the Fund and financial market conditions.

         The Purchaser seeks to acquire Units solely for investment purposes. The Purchaser does not presently intend to control the Fund, to change the management or operations of the Fund or to take any action in connection with liquidating the Fund. The Purchaser may, however, exercise its rights as a member to vote on matters subject to a member vote, including, but not limited to, any vote that affects the sale of the Fund's assets and the liquidation and dissolution of the Fund. As noted above, the Purchaser does not otherwise presently have any interest to seek control of the Fund or to change the Fund's existing business or policies, including its distributions policy.

         SECTION 9. CERTAIN INFORMATION CONCERNING THE FUND. The following information is based on the information provided by the Fund in its public filings. The Fund is a Delaware limited liability company with its principal executive offices at 405 Lexington Avenue, 67th floor, New York, New York 10174. The Fund's telephone number is (212) 682-3344. The Fund engages in the business of investing in a diversified equipment portfolio consisting primarily of long-lived, low-obsolescence capital equipment that is easily transportable by and among prospective users. The equipment it owns for operating leases include dry cargo marine containers, refrigerated marine containers and a double-hull product tanker. This equipment is generally leased for terms of one to ten years. The Fund also owns equity investments in two entities that each owns a commercial aircraft. The Fund does not own any real property.

         SECURITY OWNERSHIP. As of December 31, 2005, the Manager was unaware of any Unitholders that beneficially owned more than five percent of the Fund's Units. The Manager and its affiliates, and the executive officers and directors of the Manager and its Affiliates did not own any Units as of December 31, 2005.

         LIQUIDITY. As the Fund liquidates its inventory, the Fund may experience a reduction of future operating cash flow to the Fund. The Fund's marine vessel's lease will cease in 2010, at which time the lessee will purchase the vessel. Other equipment already subject to lease arrangements may restrict the Fund's ability to dispose of its underlying assets, as well. The inability to dispose of equipment may inhibit the Fund from taking advantage of favorable market prices. For example, from early 2005, prices for new marine containers decreased up to 25% due to an increase in inventory with manufacturers. This could adversely affect lease rates and sales proceeds if the Fund disposed of some or all of the containers. With respect to the commercial aircraft leases, the Fund is not aware of any liquidity problems; however, the recent bankruptcy of several U.S. carriers, the expansion of low cost carriers and continued high oil prices may cause negative consequences.

         CASH DISTRIBUTIONS. In 2005, the Fund declared and paid a total of $35.0 million in cash distributions to Class A Unitholders, which equates to $7.05 per Unit. The Manager received $6.3 million in cash distributions. The Fund did not declare a distribution in 2004. The Manager typically will not disburse cash to the members until the Fund disposes of a significant amount of additional assets.

         GOVERNMENT REGULATIONS. The Fund's equipment is subject to federal, state, local and foreign government regulation. In addition, the Fund's equipment is subject to extensive safety and operating regulations, which may from time to time require the Fund to remove the equipment from operation to allow for service maintenance or modifications at possibly considerable costs to the Fund.

         For more information about the Fund, please refer to the annual report prepared by the Fund on Form 10-KSB, the Quarterly Reports on Form 10-QSB, and any other materials sent to you by the Fund. These documents contain updated information concerning the Fund. Information about the Fund can be obtained on the SEC's EDGAR system, at its internet web site at www.sec.gov, and are available for inspection at the SEC's principal office in Washington, D.C.

         SECTION 10. CERTAIN INFORMATION CONCERNING THE PURCHASER. The Purchaser is a newly formed Delaware limited liability company organized solely for the purpose of this Offer. For information concerning the Purchaser and its respective principals, please refer to Schedule I attached hereto. The principal business address of the Purchaser is 200 Nyala Farms, Westport, CT 06880 and the phone number is (203) 301-0555.

         The Purchaser has sufficient capital to fund the Offer Price of the Units and the expenses of the Offer. The member of the Purchaser, East River Capital LLC, agreed to contribute any amounts needed to purchase the units.

         The Purchaser is purchasing the Units with cash, the Offer is not subject to any financing condition and the Purchaser is not a public company. Therefore, the Purchaser has not prepared audited financial statements or financial statements prepared in accordance with generally accepted accounting principles.

         Except as otherwise set forth herein, neither the Purchaser nor, to the best knowledge of the Purchaser, the person listed on Schedule I nor any affiliate of the Purchaser: (1) beneficially owns or has a right to acquire any Units, (2) has effected any transaction in the Units within the past 60 days,
(3) has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Fund, including but not limited to, contracts, arrangements, understandings or relationships concerning the transfer or voting thereof, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations. Further, (a) there have been no transactions or business relationships which would be required to be disclosed under the rules and regulations of the SEC between the Purchaser or, to the best knowledge of the Purchaser, the persons listed on Schedule I, or any affiliate of the purchaser on the one hand, and the Fund or its affiliates, on the other hand, (b) there have been no contracts, negotiations or transactions between the Purchaser, or to the best knowledge of the Purchaser, any affiliate of the Purchaser on the one hand, the persons listed on Schedule I, and the Fund or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets, (c) no person listed on Schedule I has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors), and
(d) no person listed on Schedule I has been a party to any judicial or administrative proceeding during the past five years (except for matters dismissed without sanction or settlement) that resulted in a judgment, decree, or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

         SECTION 11. SOURCE OF FUNDS. If the total number of Units sought is tendered, the Purchaser must pay approximately $5.5 million. East River Capital LLC, the sole member of the Purchaser, agreed to contribute all amounts needed to fund the Offer to the Purchaser's capital.

         SECTION 12. CONDITIONS OF THE OFFER. Notwithstanding any other term of the Offer, the Purchaser will not be required to pay for any Units tendered unless all authorizations or approvals of, or expirations of waiting periods imposed by, any court, administrative agency or other governmental authority necessary for the consummation of the transactions contemplated by the Offer have been obtained or the waiting periods have expired on or before the Expiration Date. As of the Offer Date, the Purchaser is unaware of any required authorizations, approvals, or waiting periods relating to this Offer.

         The Purchaser will not be required to pay for any Units and may terminate or amend the Offer if, at any time on or after the date of the Offer and before the Expiration Date, any of the following conditions exists:

                  (a) a preliminary or permanent injunction or other order of any federal or state court, government or governmental authority or agency shall have been issued and will remain in effect which (1) makes illegal, delays or otherwise directly or indirectly restrains or prohibits the making of the Offer or the acceptance for payment of or payment for any Units by the Purchaser, (2) imposes or confirms limitations on the ability of the Purchaser to exercise full rights of ownership of any Units, including, without limitation, the right to vote any Units acquired by the Purchaser, (3) requires the Purchaser to sell any Units, (4) materially diminishes the benefits to be derived by the Purchaser as a result of the transactions contemplated by the Offer or (5) materially adversely affect the business, properties, assets, liabilities, financial condition, operations, results of operations or prospects of the Purchaser or the Fund;

                  (b) there is any action taken, or any statute, rule, regulation or order proposed, enacted, enforced, promulgated, issued or deemed applicable to the Offer by any federal or state court, government or governmental authority or agency, other than the application of the waiting period provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which will, directly or indirectly, result in any of the consequences referred to in clauses
         (1) through (5) of paragraph (a) above;

                  (c) any of the following occurred: (1) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States, (2) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (3) any limitation by any governmental authority on, or other event which might affect, the extension of credit by lending institutions or result in any imposition of currency controls in the United States, (4) a commencement of a war, armed hostilities or an act of terrorism or other national or international calamity directly or indirectly involving the United States or the maritime industry, (5) a material change in United States or other currency exchange rates or a suspension of a limitation on the markets thereof, or (6) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

                  (d) there shall have been public disclosure or the Purchaser shall have otherwise learned that (1) more than fifty percent of the outstanding Units have been or are proposed to be acquired by another person (including a "group" within the meaning of Section

         13(d)(3) of the Exchange Act), or (2) any person or group prior to that date filed a Statement with the SEC pursuant to Sections 13(d) or (g) of the Exchange Act has increased or proposes to increase the number of Units beneficially owned by the person or group; or

                  (e) the Manager does not consent to the transfer of Units from Unitholders to the Purchaser.

         The foregoing conditions are for the sole benefit of the Purchaser and may be asserted by the Purchaser or may be waived by the Purchaser in whole or in part at any time and from time to time prior to the Expiration Date in its sole discretion. The Offer will remain open for a period of at least five business days following the waiver of any material condition. Any determination by the Purchaser concerning the events described above will be final and binding upon all parties.

         SECTION 13. CERTAIN LEGAL MATTERS.

         GENERAL. Except as set forth in this Section 13, the Purchaser is not aware of any filings, approvals or other actions by any domestic or foreign governmental or administrative agency that would be required prior to the Purchaser acquiring Units pursuant to the Offer. There is no assurance that the Purchaser will be able to secure any approvals or be willing to take any actions that may become necessary in the future.

         ANTITRUST. The Purchaser does not believe that the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, is applicable to the acquisition of Units pursuant to the Offer.

         MARGIN REQUIREMENTS. The Units are not "margin securities" under the regulations of the Board of Governors of the Federal Reserve System and, accordingly, these regulations are not applicable to the Offer.

         STATE TAKEOVER LAWS. A number of states adopted anti-takeover laws which purport, to varying degrees, to be applicable to attempts to acquire securities of corporations which are incorporated in those states or which have substantial assets, security holders, principal executive offices or principal places of business therein. These laws are directed at the acquisition of corporations and not limited liability companies. The Purchaser, therefore, does not believe that any anti-takeover laws apply to the transactions contemplated by the Offer.

         Although the Purchaser has not attempted to comply with any state anti-takeover statutes in connection with the Offer, the Purchaser reserves the right to challenge the validity or applicability of any state law allegedly applicable to the Offer and nothing in this Offer or any action taken in connection herewith is intended as a waiver of this right. If any state anti-takeover statute is applicable to the Offer, the Purchaser might be unable to accept for payment or purchase Units tendered pursuant to the Offer or be delayed in continuing or consummating the Offer. In this case, the Purchaser may not be obligated to accept for purchase or pay for any Units tendered.

         SECTION 14. FEES AND EXPENSES. The Purchaser has retained The Altman Group, Inc. to act as Depositary in connection with the Offer. The Purchaser will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Depositary against certain liabilities and expenses in connection therewith, including liabilities under the federal securities laws. The Purchaser will also pay all costs and expenses of printing, publication and mailing of the Offer and all costs of transfer.

         SECTION 15. MISCELLANEOUS. THE OFFER IS NOT BEING MADE TO (NOR WILL TENDERS BE ACCEPTED FROM OR ON BEHALF OF) UNITHOLDERS IN ANY JURISDICTION IN WHICH THE MAKING OF THE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF THAT JURISDICTION. THE PURCHASER IS NOT AWARE OF ANY JURISDICTION WITHIN THE UNITED STATES IN WHICH THE MAKING OF THE OFFER OR THE ACCEPTANCE THEREOF WOULD BE ILLEGAL.

         No person has been authorized to give any information or to make any representation on behalf of the Purchaser not contained herein or in the Letter of Transmittal and, if given or made, the information or representation must not be relied upon as having been authorized.

         Further, by tendering your Units, you are agreeing to arbitrate any disputes that may arise between you and the Purchaser or the Depositary, to subject yourself to personal jurisdiction in Hartford, Connecticut, and that the prevailing party in any action will be entitled to recover attorney fees and costs.

                                  May 10, 2006

                           East River Capital II, LLC

                                   SCHEDULE I

                   THE PURCHASER AND ITS RESPECTIVE PRINCIPALS

         James A. Coyne is the manager of the Purchaser and East River Capital LLC, a Delaware limited liability company, is the sole member of the Purchaser. East River LLC, a Delaware limited liability company managed by Mr. Coyne, is the manager of East River Capital LLC. Mr. Coyne has served as president and chief executive officer of PLM International Inc. ("PII") since August 2002, and has been a member of its board of directors since February 2001. From November 1994 until December 2005, Mr. Coyne served as the senior vice president of Equis Corporation. Since 1997, Mr. Coyne has served as president and a member of the board of directors of Semele Group, Inc.

         Mr. Coyne was the president and chief executive officer of the Manager of the Fund until the Manager's parent company, PII sold the Manager to AMA CP Fund I Inc. ("AMA") on November 18, 2005. Mr. Coyne continues to act as the president of PII, which performs administrative services for the Fund as part of a transition services agreement entered into at the time of the sale. The general services provided consist of: coordination of tax preparation and reporting; data processing; accounting services; records retention; coordination of audit; treasury and cash management services; and coordination of insurance renewals. Mr. Coyne also occasionally advises the Fund on aircraft matters. In the course of PII performing its duties under the transition services agreement, Mr. Coyne has frequent contact with representatives of the Manager, most notably, Rick Brock, the chief financial officer of the Manager and PII. These discussions relate primarily to general administrative issues, but do not include discussions related to the marketing or sale of the Fund's transportation assets. During a general telephone call to discuss transition services on April 3, 2006 with Paul Leand, the chief executive officer of the Manager, Mr. Coyne informed Mr. Leand that he was preliminarily considering making a tender offer for the Fund's Units. In a subsequent call on April 7, 2006, Mr. Coyne told Mr. Leand that the possibility of a tender offer was more than a preliminary concept, and that any communications between the two should take this into consideration. Mr. Coyne also discussed the possibility of a tender offer with Mr. Brock and asked him to consider this information in their future communications. Neither Mr. Brock nor Mr. Leand has been made aware of the specific terms of this Offer. Mr. Leand, Mr. Brock, the Manager and their affiliates have no interest in, and are not otherwise affiliated with, the Purchaser.